                                                                    Exhibit 2.1






                           STOCK PURCHASE AGREEMENT

                                    DATED

                               NOVEMBER 3, 1999

                                BY AND BETWEEN

                           GRUPPO SPIGADORO, N.V.,

                                     AND

                             IAT MULTIMEDIA, INC.

                              TABLE OF CONTENTS

                                                            PAGE
                                                          --------
ARTICLE I ................................................    1
 Section 1.1     Certain Definitions .....................    1
 Section 1.2     Interpretation...........................    3

ARTICLE II ...............................................    3
 Section 2.1     Purchase and Sale of Stock...............    3
 Section 2.2     Purchase Price ..........................    3
 Section 2.3     Purchase Price Adjustment ...............    3
 Section 2.4     Closing..................................    4
 Section 2.5     Deliveries and Actions at Closing........    4

ARTICLE III ..............................................    4
 Section 3.1     Organization and Qualification of the
                 Company..................................    4
 Section 3.2     Organization and Qualification of
                 Spigadoro................................    4
 Section 3.3     Authorization; Execution and Delivery;
                 Enforceability...........................    4
 Section 3.4     Non-Contravention........................    5
 Section 3.5     No Consents..............................    5
 Section 3.6     Capitalization...........................    5
 Section 3.7     Title to the Shares......................    5
 Section 3.8     Options, Warrants, etc...................    5
 Section 3.9     Real Property............................    5
 Section 3.10    No condemnation..........................    6
 Section 3.11    Inventory................................    6
 Section 3.12    Financial Statements; Books & Records....    7
 Section 3.13    Absence of Certain Developments..........    7
 Section 3.14    Governmental Authorizations; Licenses;
                 Etc. ....................................    8
 Section 3.15    Litigation...............................    8
 Section 3.16    Taxes ...................................    8
 Section 3.17    Insurance................................    9
 Section 3.18    Environmental Matters....................    9
 Section 3.19    Employee Matters.........................   10
 Section 3.20    Intellectual Property....................   11
 Section 3.21    Contracts................................   11
 Section 3.22    Title to the Property and Assets.........   12
 Section 3.23    Condition of Assets......................   12
 Section 3.24    Customers and Suppliers .................   12
 Section 3.25    Brokers .................................   12
 Section 3.26    Absence of Questionable Payments.........   12
 Section 3.27    Transactions with Affiliates ............   12
 Section 3.28    Registration Statement; Prospectus/Proxy
                 Statement ...............................   13
 Section 3.29    Year 2000 ...............................   13
 Section 3.30    Indemnity under 1998 Stock Agreement ....   13
 Section 3.31    Full Disclosure .........................   13


ARTICLE IV ................................................   14
 Section 4.1     Organization and Qualification ...........   14
 Section 4.2     Authorization; Execution and Delivery;
                 Enforceability ...........................   14
 Section 4.3     Capitalization of the Purchaser ..........   14
 Section 4.4     Non-Contravention ........................   15
 Section 4.5     No Consents ..............................   15
 Section 4.6     Board Recommendation .....................   15
 Section 4.7     Registration Statement; Prospectus/Proxy
                 Statement ................................   15
 Section 4.8     SEC Filings ..............................   15
 Section 4.9     Opinions of Financial Advisors ...........   16
 Section 4.10    Brokers ..................................   16

ARTICLE V .................................................   16
 Section 5.1     Access and Information ...................   16
 Section 5.2     The Seller's Affirmative Covenants .......   17
 Section 5.3     Purchaser's Affirmative Covenants ........   17
 Section 5.4     The Seller's Negative Covenants ..........   18
 Section 5.5     Purchaser's Negative Covenants ...........   19
 Section 5.6     Closing Documents ........................   19
 Section 5.7     Transfer and Other Taxes .................   19
 Section 5.8     Employment Agreements ....................   20
 Section 5.9     Public Announcements .....................   20
 Section 5.10    Purchaser Special Meeting ................   20
 Section 5.11    Preparation of the Prospectus/Proxy
                 Statement and the Registration Statement .   20
 Section 5.12    Nasdaq Listing ...........................   21
 Section 5.13    Non-Competition and Confidentiality
                 Agreement ................................   21
 Section 5.14    Best Efforts; Further Assurances .........   21
 Section 5.15    Third Party Proposals ....................   21
 Section 5.16    Hart-Scott-Rodino Filings ................   22
 Section 5.17    Affiliates of the Company ................   22
 Section 5.18    Purchaser's Post Closing Covenants .......   22
 Section 5.19    Financial Statements for a Current Report
                 on Form 8-K ..............................   23

ARTICLE VI ................................................   23
 Section 6.1     Conditions to the Obligations of Each
                 Party ....................................   23
 Section 6.2     Conditions to the Purchaser's Obligations    24
 Section 6.3     Conditions to the Seller's Obligations ...   25

ARTICLE VII ...............................................   26
 Section 7.1     Termination and Amendment ................   26
 Section 7.2     Effect of Termination ....................   27
 Section 7.3     Amendment ................................   27
 Section 7.4     Extension; Waiver ........................   27

ARTICLE VIII ..............................................   27
 Section 8.1     Survival of Representations and Warranties   27
 Section 8.2     Indemnification ..........................   27
 Section 8.3     Procedures for Third Party Claims ........   28
 Section 8.4     Procedures for Inter-Party Claims ........   28


ARTICLE IX ....................................................   29
 Section 9.1   Notices  .......................................   29
 Section 9.2   Expenses  ......................................   29
 Section 9.3   Governing Law; Consent to Jurisdiction  ........   29
 Section 9.4   Assignment; Successors and Assigns; No Third
               Party Rights  ..................................   30
 Section 9.5   Counterparts  ..................................   30
 Section 9.6   Titles and Headings  ...........................   30
 Section 9.7   Entire Agreement  ..............................   30
 Section 9.8   Waiver  ........................................   30
 Section 9.9   Severability  ..................................   30
 Section 9.10  No Strict Construction  ........................   30

                                DEFINED TERMS


TERM                                  SECTION
------------------------------------  ----------------
Accountants                           Section 3.12
Acquisition Proposal                  Section 5.15
Additional Shares                     Section 2.3
Affiliate Letter                      Section 5.17
Amended and Restated Certificate      Section 4.1
Antitrust Division                    Section 5.16
Assumed Debt                          Section 2.2
Capital Stock                         Section 3.6
Closing                               Section 2.3
Closing Date                          Section 2.3
Common Stock                          Section 2.1
Company                               Recitals
Damages                               Section 8.2
Employee Benefit Plans                Section 3.19
Environmental Laws                    Section 3.18
Environmental Permits                 Section 3.18
Financial Statements                  Section 3.12
FTC                                   Section 5.16
Indemnifying Party                    Section 8.2
Intellectual Property Rights          Section 3.20
Inventory                             Section 3.11
Leased Properties                     Section 3.19
Majority Interest                     Recitals
Material Contracts                    Section 3.21
Minority Interest                     Recitals
New Employment Agreements             Section 5.8
1998 Stock Agreement                  Section 3.30
Owned Properties                      Section 3.9
Prospectus/Proxy Statement            Section 3.28
Purchase Price                        Section 2.2
Purchaser                             Heading
Purchaser Common Stock                Section 2.2
Purchaser Preferred Stock             Section 4.3
Purchaser SEC Reports                 Section 4.8
Purchaser Special Meeting             Section 3.28
Registration Statement                Section 3.28
Report                                Section 5.16
Seller                                Heading
Shares                                Section 2.1
Spigadoro                             Heading
Tax Return                            Section 3.16
Third Party Claim                     Section 8.3
U.S. Subsidiary                       Section 3.16
Year 2000 Compliant                   Section 3.29

                           STOCK PURCHASE AGREEMENT

   STOCK PURCHASE AGREEMENT, dated as of November 3, 1999, by and between Gruppo Spigadoro N.V., a corporation organized under the laws of The Netherlands, with a registered office in Amsterdam, Strawinskylaan 1725, 1077 XX and registered with the Chamber of Commerce and Industry of Amsterdam under no. 24286977 ("Spigadoro" or the "Seller") and IAT Multimedia, Inc., a Delaware corporation (the "Purchaser").

                             W I T N E S S E T H:

   WHEREAS, the Seller is the legal and beneficial owner of 67% (the "Majority Interest") of the issued and outstanding capital stock of Petrini S.p.A., a corporation organized under the laws of Italy (the "Company"); and

   WHEREAS, the Seller holds an exclusive option to acquire the remaining 33% (the "Minority Interest") of the issued and outstanding capital stock of the Company from the bankruptcy of F.lli Pardini S.pA.; and

   WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the outstanding shares of capital stock of the Company, all as more specifically provided herein; and

   WHEREAS, the Board of Directors and the Special Committee of the Board of Directors of the Purchaser have determined that the transactions contemplated herein are desirable and in the best interests of its respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement and the transactions contemplated hereby.

   NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

                                  ARTICLE I
                             CERTAIN DEFINITIONS

   Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

   "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto, provided that in the case of the Seller, the term Affiliate shall not include the Company.

   "Applicable Laws" means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority.

   "Authorization" means any governmental license, permit, concession, application, filing, registration and other authorization necessary for the Company or for any Subsidiary to carry on the Business as presently or previously conducted or for the ownership or use of its property and assets.

   "Books and Records" means all technical, business and financial records, (including those which are relevant from a tax viewpoint) financial books and records of account, books, data, reports, files, drawings, plans, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to the Company and its Subsidiaries.

   "Buildings and Fixtures" means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on the Owned Properties or the Leased Properties or any of them as the context requires.

   "Business" means, collectively, the businesses presently and heretofore carried on by the Company and its Subsidiaries and in particular the activities in the agricultural and food market related to the pasta production, zootechnics feeds, distribution of foodstuffs and certain breeding activities.

   "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York are open for the general transaction of business.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Company Material Adverse Change" means a material adverse change in the Business, financial condition, results of operations or prospects (financial and other) of the Company and its subsidiaries taken as a whole.

   "Commission" means the United States Securities and Exchange Commission.

   "Environmental Laws" means any European regulation, directive or decision and any Italian law, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, directives, judgment, decree, injunction, code, requirement or agreement with any Governmental Authority,
(x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Polluting Substances, in each case as amended and as now or hereafter in effect.

   "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

   "Governmental Authority" means any United States, European or national, provincial, regional, municipal or local government, foreign or domestic, or any entity, court, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

   "HSR Act" means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

   "Italian GAAP" means generally accepted Italian accounting principles as in effect in the Republic of Italy on the date of this Agreement recommended by the "Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri" and the accounting principles and rules set out in the Italian Civil Code applied consistently with past practice.

   "Liens" means any pledge, claim, defect of title, mortgage, liens of any kind, restriction including, without limitation, restriction of the use, voting, transfer, receipt of income or other attributes of full ownership and any third parties rights including, without limitation, options and preemption rights.

   "Loans" means those agreements (written or oral) of the Company and its Subsidiaries for the borrowing of funds or the granting of credit, including, without limitation, letters of credit and guarantees with any Person.

   "Material Contracts" is defined in Section 3.21 hereof.

   "Person" means an individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or consortia (including, without limitation, pure consortia, mandatory consortia or societ|f2 consortili).

   "Polluting Substances" means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

   "Proprietary Information" means the know-how and trade secrets owned, licensed, or utilized by the Company and/or its subsidiaries.

   "Purchaser Material Adverse Change" means a material adverse change in the business, financial condition, results of operations or prospects (financial and other) of Purchaser and its subsidiaries taken as a whole.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Subsidiary" means with respect to any Person, any corporation, limited liability company or partnership of which such Person owns, either directly or indirectly, (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such corporation or (ii) the capital or profit interests therein in the case of a partnership; (b) or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body of a Person.

   "Taxes" means any tax, imposed by or payable to any Governmental Authority any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including without limitation taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add on minimum tax, any estimated tax, and any levy, impost, duty, assessment, withholding or any other governmental charge of any kind whatsoever, in each case including any interest, penalty, or addition thereto, whether disputed or not.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   "U.S. GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

   Section 1.2. Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

                                  ARTICLE II
                         PURCHASE AND SALE OF STOCK;
                             ADDITIONAL COVENANTS

   Section 2.1. Purchase and Sale of Stock. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing (as defined in Section 2.3), the Seller shall sell, assign, transfer, convey and deliver to the Purchaser an aggregate of 40,700,000 shares of the capital stock of the Company ("Common Stock"), constituting all of the issued and outstanding shares (represented by the certificates described on Schedule 3.6) of the Company's capital stock (the "Shares"), and the Purchaser shall purchase such Shares from the Seller for the consideration described in Section 2.2 hereof.

   Section 2.2. Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be equal to and paid for through the (i) issuance and delivery of an aggregate of 47,354,465 shares of common stock, par value $.01 per share, of the Purchaser ("Purchaser Common Stock") and (ii) the assumption by the Purchaser of indebtedness of the Seller in the principal amount not to exceed Twenty Million Four Hundred Eighty Seven Thousand Dollars (US $20,487,000) by way of the issuance of the promissory notes described on Schedule 2.2 (the "Assumed Debt"). At the Closing, the Purchaser shall pay the Purchase Price by issuing and delivering to the Seller (i) a stock certificate or certificates, registered in accordance with instructions received from Seller not less than three business days before the Closing, representing an aggregate of 47,354,465 shares of Purchaser Common Stock and
(ii) the promissory notes representing the Assumed Indebtedness.

   Section 2.3. Purchase Price Adjustment.

   (a) If on or before the Closing, the Purchaser issues any shares of Purchaser Common Stock (or securities convertible into Purchaser Common Stock) to a third party without consideration or for a consideration less than US $2.50, the Purchaser shall, within the later of the date of the Closing or 10 days following the date of such issuance, issue to Seller such number of additional shares of Purchaser Common Shares as shall equal the product of
(i) 0.82 multiplied by (ii) the difference between (A) the number of shares issued in the third party transaction and (B) the quotient obtained by dividing (x) the consideration received by the Purchaser in respect of such third party issuance by (y) the per share Fair Market Value of the Purchaser Common Stock on the date of such issuance, provided however, that the anti-dilution protection of this Section 2.3 shall apply to the conversion of Purchaser's Series A Convertible Debenture whether such conversion occurs before or after the Closing. For purposes of this Section 2.3, Fair Market Value prior to the Closing of the transactions contemplated hereunder shall be deemed to be US $2.50 and thereafter shall be the average closing price reported by the primary stock market or exchange on which the Purchaser Common Stock is traded for the five (5) trading days prior to the conversion date.

   (b) The number of shares so delivered under (a) above shall be further adjusted by the Board of Directors of Purchaser or, an authorized committee thereof, to reflect any issuance of new stock, stock dividend, common stock split, share combination, exchange of shares, merger, consolidation, recapitalization, separation, reorganization, liquidation or extraordinary dividend or similar transaction occurring prior to Closing payable in stock of Purchaser all for the purpose of providing dilution protection for Seller.

   Section 2.4. Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place, subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey, at 10:00 a.m. within five Business Days of the satisfaction or waiver of the conditions set forth in Article VI, or at such other time and place as is mutually agreed by the Purchaser and the Seller. The time and date of the Closing is herein called the "Closing Date".

   Section 2.5. Deliveries and Actions at Closing. At the Closing, Seller shall (i) endorse in favor of and deliver to Purchaser the certificates of the Company representing the Shares free and clear of any Liens and (ii) cause a member of the board of directors of the Company to enter the transfer of the Shares to Purchaser in the shareholders' ledger of the Company, and the Purchaser shall issue the promissory notes representing the Assumed Indebtedness.

                                 ARTICLE III
     REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE SELLER

   The Seller represents and warrants to the Purchaser that, except as set forth in the Schedules hereto:

   Section 3.1. Organization and Qualification of the Company. The Company and each of its Subsidiaries are companies duly incorporated, validly existing and in good standing under the laws of the jurisdiction of their organization and have full corporate power and authority to own their property and to carry on their business as now conducted. The Company and its Subsidiaries are each duly qualified to do business in all jurisdictions in which the nature of their assets or their business makes such qualification necessary. Correct and complete copies of the certificates of incorporation and of the current by-laws of the Company and each of its Subsidiaries are attached to Schedule 3.1. Neither the Company nor any of its Subsidiaries are in violation of any provisions of their respective organizational documents. The business of the Company is conducted solely through the Company and its Subsidiaries.

   Section 3.2. Organization and Qualification of Spigadoro. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands, with full power and authority, corporate and other, to own or lease its property and assets and to carry on its business as presently conducted.

   Section 3.3. Authorization; Execution and Delivery; Enforceability. The Seller has full power and authority, corporate and other, to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly and validly authorized by all requisite corporate or other action. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

   Section 3.4. Non-Contravention. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of the Company or of any of it's Subsidiaries, under: (i) any Material Contract; (ii) any Authorization; (iii) any provision of the constituent documents, by-laws or resolutions of the board of directors (or any committee thereof) or of the shareholders of the Company or any of its Subsidiaries; (iv) any judgment, injunction, decree, order or award of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries, having a material effect on the transactions contemplated herein;
(v) any license, permit, approval, consent or authorization necessary to the ownership or disposition of the Shares and the operation of the Business; or
(vi) any Applicable Law; or (b) the creation or imposition of any Lien on any of the Shares.

   Section 3.5. No Consents. Except for the consents and approvals set forth in Schedule 3.5, no declaration or filing with any Governmental Authority is required to be obtained or made on the part of the Seller, the Company or of any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereunder.

   Section 3.6. Capitalization. The authorized and issued capital stock of the Company is equal to Lit. 40,700,000,000 and the shares of the Company which are issued and outstanding are 40,700,000, Lit. 1,000 par value each (the "Capital Stock"), and the Persons owning the Capital Stock are: the Seller and the bankruptcy of F.lli Pardini SpA. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and are owned as indicated above and are represented by the share certificates listed under Schedule 3.6. Except as set forth in the Company's bylaws, there are no pre-emptive or other subscription rights with respect to any shares of the Company's Capital Stock and all of the issued and outstanding shares of Capital Stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable, and were issued in compliance with all applicable securities laws and without violating any preemptive rights. Except for the Subsidiaries, the Company does not directly or indirectly own any interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

   Section 3.7. Title to Shares. Except as set forth in Schedule 3.7, the shares representing the Majority Interest are owned by the Seller as the registered and beneficial owner thereof with a good and valid title thereto. As of the Closing Date, Seller will also be the registered and beneficial owner of the shares representing the Minority Interest with a good and valid title thereto. The delivery of the Shares at the Closing by the Seller to the Purchaser pursuant to the provisions hereof will transfer to the Purchaser good and valid title to all of the issued and outstanding capital stock of the Company, free and clear of all Liens, options, charges and encumbrances of any kind. As of the Closing, all existing Liens shall have been removed.

   Section 3.8. Options, Warrants, etc. As of the Closing, no Person other than the Purchaser will have any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (written or oral) or any right or privilege (whether by law, preemptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (i) for the purchase from the Seller, the Company or its Subsidiaries of any shares of the Companyor any of its Subsidiaries, (ii) for the purchase, subscription or issuance of any unissued shares in the capital of the Company or in the capital of any of its Subsidiaries of any securities of the Company and of any of its Subsidiaries and (iii) for the voting of any of the Shares.

   Section 3.9. Real Property.

   (a) Schedule 3.9 sets forth a complete list of all real property and interests in real property owned in fee by the Company and its Subsidiaries ("Owned Properties"). Except as set forth in Schedule 3.9, each of the Company and its Subsidiaries has good and marketable title to its interest in the Owned Properties, free and clear of all Liens.

   (b) Except as set forth in Schedule 3.9, neither the Company or any of its Subsidiaries is the owner of, or under any agreement or option to own, any real property or any interest therein, other than the Owned Properties.

   (c) Except as set forth in Schedule 3.9, all of the Buildings and Fixtures on the Owned Properties were built in accordance with all Applicable Laws and with all required authorizations validly issued pursuant thereto. Except as set forth in Schedule 3.9, all of the Buildings and Fixtures on the Owned Properties and the Leased Properties: (i) are in good operating condition and in a state of good maintenance and repair, except for normal wear and tear; and (ii) are adequate and suitable for the purposes for which they are presently being used; and (iii) with respect to each of them, the Company and its Subsidiaries have adequate rights of ingress and egress for the operation of their business in the ordinary course. None of the Owned Properties or the Buildings and Fixtures thereon, nor the use, operation or maintenance thereof for the purpose of carrying on the Business, violates any restrictive covenant or any provision of any Applicable Law or encroaches on any property owned by any other Person and the same is the case regarding the Leased Properties.

   (d) Except as set forth in Schedule 3.9, there are no outstanding work orders with respect to any of the Owned Properties, the Leased Properties or the Buildings or Fixtures thereon, from or required by any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person and there are no matters under discussion with or by the Company or its Subsidiaries relating to work orders.

   (e) Schedule 3.9 contains a true, complete, and correct list of the building amnesties duly filed by the Companies and its Subsidiaries, in compliance with the Applicable Laws, with respect to Buildings, Fixtures and Owned Properties. Except as set forth in Schedule 3.9, all the amounts due in connection with such amnesties indicated under this subsection (e) have been fully paid and no further obligations are pending towards the relevant Governmental Authority and no claims have been filed or are expected to be filed by such Governmental Authority.

   (f) Schedule 3.9 sets forth a complete list of all real property and interests in real property leased by the Company and its Subsidiaries ("Leased Properties"), together with a brief description of each of the Leased Properties, the term of each Leased Property, the rental payments thereunder, any rights of renewal and the term thereof and any restrictions on assignment concerning the Company and its Subsidiaries. Except as set forth in Schedule 3.9, none of the Company or its Subsidiaries are a party to, or under any agreement or option to become a party to, any lease with respect to real property used or to be used in the Business, other than the Leased Properties. Each Leased Property is in good standing, creates a good and valid leasehold estate in the Leased Properties thereby demised and is in full force and effect without amendment thereto. Except as set forth in
Schedule 3.9, with respect to each Leased Property (i) all rents and additional rents due thereunder have been paid; (ii) neither the lessor nor the lessee is in material default thereunder; (iii) no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; (iv) there exists no event of default or event, occurrence, condition or act (including, without limitation, the purchase of the Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under any such Leased Properties;
(v) neither the Company nor its Subsidiaries have violated any of the terms or conditions under any such Leased Properties in any material respect; and
(vi) all of the covenants to be performed by any other party under any such Leased Properties have been fully performed.

   Section 3.10. No Condemnation. Except as set forth in Schedule 3.10, neither the whole nor any portion of the Owned Property or Leased Property is subject to any governmental decree or order to be sold nor have any proceedings for the condemnation, expropriation or other taking of all or any portion of the Owned Property or Leased Property been instituted or, to the Seller's best knowledge, threatened by any Governmental Authority, with or without payment therefor.

   Section 3.11. Inventory. Except for such items which, in the aggregate, are not material to the Company or its Business, all raw material inventories, warehouse stock, parts, inventories, material, supplies, work-in-process and finished products, including without limitation, packaging and shipping materials (the "Inventory") used or held for sale by the Company and its Subsidiaries are good and merchantable and of a quantity and quality usable and saleable in the regular and ordinary course of business consistent with past practices at prices at least equal to their value on the books of the Company and its Subsidiaries. The Company and its Subsidiaries have good and marketable title to all of such Inventory, free and clear of any Liens. Neither the Company nor any of its Subsidiaries is under any liability or obligation with respect to the return of Inventory in the possession of its customers.

   Section 3.12. Financial Statement; Books & Records.

   (a) All Books and Records of the Company and its Subsidiaries have been fully, properly and accurately kept and completed in accordance with respective applicable GAAP and respective Applicable Laws and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. All of the records, systems, controls, data or information of the Company and its Subsidiaries are under the exclusive ownership and the direct control of the Company and its Subsidiaries.

   (b) The Company has previously furnished to the Purchaser (i) a true and complete copy of the balance sheet of the Company and its Subsidiaries as of December 31, 1998 and the related statements of income, cash flows and changes in stockholders' equity for each of the years in the three year period then ended, certified by Reconta Ernst & Young (the "Accountants"), and (ii) a true and complete copy of the unaudited balance sheet of the Company and its Subsidiaries as of June 30, 1999 and the related unaudited statements of income, cash flows and changes in stockholders' equity for the six month period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with Italian GAAP applied on a basis consistent with those of previous fiscal periods and present fairly, respectively: (a) the property, assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition the Company and its Subsidiaries, as of December 31, 1998; (b) the financial position of the Company and its Subsidiaries, as of June 30, 1999; and (c) the sales and earnings of the Company and its Subsidiaries during the period covered by the said Financial Statements. There are no other liabilities, actual or contingent, except for those reflected in the Financial Statements that would be required to be reflected in such Financial Statements.

   (c) Schedule 3.12 lists and describes all loan agreements, overdraft, discounted notes and similar credit facilities, to which each of the Company and its Subsidiaries is a party, directly or indirectly, including, without limitation, off-balance sheet loans or similar financing arrangements. All such loan agreements and credit facilities are in full force and effect and there has been, on the part of the Company and its Subsidiaries, no material default or delay of payments of principal or interest in respect thereof.

   Section 3.13. Absence of Certain Developments. Except as set forth in
Schedule 3.13, since January 1, 1999, there has not been any Company Material Adverse Change, or any development which could reasonably be expected to result in a prospective Company Material Adverse Change. Except as set forth in Schedule 3.13, since January 1, 1999 the Company and each Subsidiary has conducted its business in the ordinary and usual course consistent with past practices and has not (i) sold, leased, transferred or otherwise disposed of any of the assets of the Company or its Subsidiaries (other than dispositions in the ordinary course of business consistent with past practices), (ii) terminated or amended in any material respect any contract or lease to which the Company or any of its Subsidiaries is a party or to which it or any of its Subsidiaries is bound or to which its or any of its Subsidiaries' properties are subject, (iii) amended the Articles of Incorporation or by-laws (or other organizational documents) of the Company or any of its Subsidiaries, or taken any action in contemplation of an amendment to the Articles of Incorporation or by-laws (or other organizational documents) of the Company or any of its Subsidiaries or in contemplation of the liquidation or dissolution of the Company or any of its Subsidiaries and, to the Seller's best knowledge, no such action has been taken by the shareholders, directors or officers of the Company or any of its Subsidiaries, (iv) declared, set aside for payment or paid any dividend or distribution on any shares of the capital stock of the Company or any of its Subsidiaries, (v) repurchased or otherwise acquired any shares of the capital stock of the Company or any of its Subsidiaries or any option, warrant, right, call or commitment relating to its or their capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company, any shares of the capital stock of the Company or any of its Subsidiaries,

(vi) suffered any material loss, damage or destruction whether or not covered by insurance, (vii) made any change in the accounting methods or practices followed by the Company and its Subsidiaries, whether for general financial or tax purposes, (viii) incurred any liabilities (other than in the ordinary course of business) none of which, individually or in the aggregate, would result in a Company Material Adverse Change, (ix) incurred, created or suffered to exist any Liens on the assets of the Company or any of its Subsidiaries or created in the ordinary course of business, none of which, individually or in the aggregate, would result in a Company Material Adverse Change, (x) increased the compensation payable or to become payable to any of the officers or employees of the Company or any of its Subsidiaries or increased any bonus, severance, accrued vacation, insurance, pension or other Employee Benefit Plan (as defined in Section 3.19), payment or arrangement made by the Company or any of its Subsidiaries for or with any such officers or employees, (xi) suffered any labor dispute, strike or other work stoppage,
(xii) made or obligated itself or any of its Subsidiaries to make any capital expenditures in excess of ITL. 200,000,000 individually or in the aggregate,
(xiii) entered into any contract or other agreement requiring the Company or any of its Subsidiaries to make payments in excess of ITL. 100,000,000 per annum, individually or in the aggregate, other than in the ordinary course of business consistent with past practices, or (xiv) entered into any agreement to do any of the foregoing.

   Section 3.14. Governmental Authorizations; Licenses; Etc. The business of the Company and each of its Subsidiaries has been operated in compliance with all Applicable Laws. All Authorizations required for the operation of the business of the Company and its Subsidiaries are listed and described on
Schedule 3.14, except for such Authorizations the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries is in default, nor has it received any notice of any claim in default, with respect to any such Authorizations. No threat of revocation exists and there is no reason to revoke any of the Authorizations. All such Authorizations are renewable by their terms or in the ordinary course of business without the need for the Company or its Subsidiaries to comply with any special qualification or procedure or to pay any amounts other than routine filing fees.

   Section 3.15. Litigation. Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is a party to any pending litigation, whether before the ordinary courts or before administrative or other courts or arbitrators, and no such litigation is threatened by or against the Company or its Subsidiaries. Neither the Company nor its Subsidiaries are presently subject to any judgment, order or decree entered in any law suit or proceeding. It is understood that litigation which, individually or in the aggregate, potentially would expose the Company or any of its Subsidiaries to liability of less than ITL 100,000,000 is not subject to inclusion in
Schedule 3.15.

   Section 3.16. Taxes.

   (a) Each of the Company and its Subsidiaries has filed or caused to be filed, within the times and within the manner prescribed by Applicable Law, all tax returns, tax reports and social security returns which are required to be filed by each of them. Such returns and reports reflect accurately all liabilities for Taxes of the Company and each of its Subsidiaries for the periods covered thereby. Except as set forth in Schedule 3.16, all Taxes (including interest and penalties) payable by or due from each of the Seller, the Company or its Subsidiaries (as a result of a fiscal assessment or otherwise), have been fully paid or adequately disclosed and fully provided for in the Books and Records and the Financial Statements. Each of the Company and its Subsidiaries has duly applied for the tax and social security amnesties deemed necessary and has effected payment of the entire amounts due for such amnesties. Except as set forth in Schedule 3.16, no amount is still due or will be due in consequence of the filing for the said amnesties in order for the Company and its Subsidiaries to keep the right to the benefits provided for by the above-mentioned amnesties.

   (b) Except as set forth in Schedule 3.16, neither the Company nor any of its Affiliates, other than Petrini Foods International, Inc. (the "U.S. Subsidiary"), has at any time been engaged in a trade or business within the United States, maintained a permanent establishment or fixed place of business within the United States. Neither the Company nor any of its Affiliates, other than the U.S. Subsidiary, is obligated to pay any Taxes to the United States or any Governmental Authority therein.

   (c) Except as set forth in Schedule 3.16, the U.S. Subsidiary has duly filed (and until the Closing Date will so file) all tax returns required to be filed by it (including, without limitation, all tax returns required to be filed on a consolidated, combined or unitary basis) ("Tax Returns"). All such Tax Returns were correct and complete as filed. The U.S. Subsidiary has duly paid (and until the Closing Date will so pay) all Taxes due and payable, whether or not shown on any Tax Return, other than Taxes disclosed on
Schedule 3.16 which Taxes are being contested in good faith. The U.S. Subsidiary has established (and until the Closing Date will establish) on its Books and Records reserves that are adequate for the payment of all Taxes not yet due and payable to the extent required by U.S. GAAP (consistently applied). The Company has provided to the Purchaser correct and complete copies of all Tax Returns filed by the U.S. Subsidiary since December 31, 1998.

   (d) Except as set forth in Schedule 3.16, there is no Lien on any asset of any of the U.S. Subsidiary that arose in connection with any failure or alleged failure to pay any Tax. Schedule 3.16 identifies all income or franchise Tax Returns filed with respect to the U.S. Subsidiary which have been examined by any Governmental Authority within the past six years. Except as set forth in Schedule 3.16, no deficiency was asserted as a result of any such examination which deficiency has not been finally resolved and paid in full. To the best knowledge of the Company and the U.S. Subsidiary, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, any Taxes of the U.S. Subsidiary. The U.S. Subsidiary has not given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

   (e) Except as set forth in Schedule 3.16, the U.S. Subsidiary (i) has not requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of Taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the U.S. Subsidiary (nor does the U.S. Subsidiary have any knowledge that the United States Internal Revenue Service has proposed any such adjustment or change of accounting method), (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply, (v) has not been a United States real property holding corporation as defined in section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, and (vi) has no liability for the Taxes of any Person other than the U.S. Subsidiary under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

   (f) Except as set forth in Schedule 3.16, the U.S. Subsidiary has complied in all respects with all Applicable Laws relating to the withholding and payment of Taxes with respect to all amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

   Section 3.17. Insurance. The Company and its Subsidiaries carry insurance of the kind and in the amounts used for companies in businesses similar to the Business. Schedule 3.17 contains a correct and complete list of insurance policies which are maintained by the Companies and its Subsidiaries with respect to the Business, with an indication of the type of policy, name of insurer, coverage allowance, expiration dates, annual premiums and any pending claims thereunder. Except as set forth in Schedule 3.17, neither the Company nor any of its Subsidiaries is in default with respect to the payment of any premiums under any such insurance policy and has not failed to give any notice or to present any claim under any such insurance policy in a due and timely fashion. Such insurance policies are in full force and effect free from any right of termination on the part of the insurers, except upon notice as stipulated in such policies.

   Section 3.18. Environmental Matters. Except as set forth in Schedule 3.18,

   (a) each of the Company and its Subsidiaries has been and is in material compliance with all applicable Environmental Laws relating to the protection of the environment, the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any Polluting Substances.

   (b) each of the Company and its Subsidiaries has obtained all Authorizations, certificates and registrations under Environmental Laws (hereinafter, "Environmental Permits") required for the operation of the Business and each part thereof, all of which are described in Schedule 3.18. Each Environmental Permit is valid, subsisting and in good standing; neither the Company or any of its Subsidiaries are in default or breach of any Environmental Permit and no proceeding is pending or threatened, to revoke or limit any Environmental Permit.

   (c) neither the Company or any of its Subsidiaries have used or permitted to be used, except in compliance with all Environmental Laws, any of its Owned Properties or Leased Properties or facilities or any property or facility that it previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Polluting Substance.

   (d) neither the Company nor its Subsidiaries have received any notice of, nor been prosecuted for an offense alleging non-compliance with any Environmental Laws, and the Company nor its Subsidiaries have not settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Business or any part thereof or any property of the Company or of any its Subsidiaries, nor has the Company or any of its Subsidiaries received notice of any of the same.

   (e) neither the Company nor its Subsidiaries has caused or permitted, the release, in any manner whatsoever, of any Polluting Substance on or from any of the Owned Properties or Leased Properties or assets or any property or facility that were previously owned or leased by the Company or by any of its Subsidiaries or any such release on or from a facility owned or operated by third parties but, with respect to which the Company or any of its Subsidiaries is or may reasonably be alleged to have liability regardless of any violation of Environmental Laws. All Polluting Substances and all other wastes and other materials and substances used in whole or in part by the Company or any of its Subsidiaries or resulting from the Business have been disposed of, treated and stored in compliance with all Environmental Laws.
Schedule 3.18 identifies all of the locations where Polluting Substances, used in whole or in part by the Company or any of its Subsidiaries have been or are being stored or disposed.

   (f) neither the Company or any of its Subsidiaries has received any notice that it is potentially responsible for state, municipal or local clean-up site or corrective action under any Environmental Laws.

   (g) there are no environmental audits, evaluations, assessments or studies relating to the Company or any of its Subsidiaries or the Business (or any part thereof) in the possession of the Seller, the Company or any of its Subsidiaries which have not been delivered to the Purchaser.

   Section 3.19. Employee Matters.

   (a) Schedule 3.19 sets forth a complete list of employees of each of the Company and its Subsidiaries, their position and length of service with the Company and its Subsidiaries, their salary, bonuses and any other employee benefits other than those provided by law, and whether any written employment agreements exist relating to any such employees.

   (b) Each of the Company and its Subsidiaries are in material compliance with all Applicable Laws and applicable labour collective agreements respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours, and laws and regulations concerning health and safety in the workplace including the D.L. GS 626/94.

   (c) There is no labour strike, dispute, slowdown or stoppage actually pending or involving or threatened against the Company and its Subsidiaries with respect to the Business or any part thereof.

   (d) No employment related complaint or grievance exists which might reasonably be expected to have a material adverse effect upon the Company and its Subsidiaries or the conduct of the Business or any part thereof.

   (e) Except as set forth in Schedule 3.19, neither the Company nor its Subsidiaries are bound by any collective bargaining or similar agreement nor are any such agreements currently being negotiated.

   (f) Except as set forth in Schedule 3.19, no employee of the Company and its Subsidiaries has any agreement as to length of notice required to terminate his employment, other than such as may be required by Applicable Law from the employment of an employee without agreement as to such notice or as to length of employment.

   (g) All vacation pay (including all banked vacation pay), bonuses, commissions and other employee benefit payments are reflected and have been accrued in the Books and Records.

   (h) Except as set forth in Schedule 3.19, no payments of salary, pension, bonuses or other remuneration of any nature has been made or authorized since December 31, 1998 to any officers, directors, former directors, shareholder or employees of the Company and its Subsidiaries, or to any Person not dealing at arm's length with any of the foregoing, except in the ordinary course of business and at regular rates.

   (i) Schedule 3.19 contains an accurate and complete list of all employee benefit plans or any other foreign pension, welfare or retirement benefit plans (hereinafter, "Employee Benefit Plans") of the Company and its Subsidiaries.

   (j) Full payment has been made of all amounts which the Company and its Subsidiaries are required, under Applicable Law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company and its Subsidiaries are a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date thereof. The Company and its Subsidiaries have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

   (k) The Company and its Subsidiaries have delivered or caused to be delivered to the Purchaser and their counsel true and complete copies of all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date.

   Section 3.20. Intellectual Property. Schedule 3.20 is a true and correct list (including, where applicable, registration numbers and dates of filing renewal and termination) of all the patents, patent applications, registered designs and models, trademarks registrations and applications therefor, service marks, service mark registrations and applications therefor, trade names (whether or not registered or registrable), registered copyrights and registered copyright applications, used or held for use by the Company and its Subsidiaries in the conduct of the Business as currently, and as proposed to be, conducted (collectively, "Intellectual Property Rights"). The Company and its Subsidiaries are the true, lawful and exclusive owners of all right, title and interest in and to the Intellectual Property Rights and the Proprietary Information, free and clear of all Liens, and the Intellectual Property Rights and Proprietary Information are valid and subsisting. With regard to any intellectual property rights of third parties, Schedule 3.20 lists and describes all such rights, including the terms and conditions of their use by the Company and its Subsidiaries. Neither the Company or its Subsidiaries have conveyed, assigned, licensed or encumbered any of the Intellectual Property Rights and Proprietary Information. The Company and its Subsidiaries have the exclusive right to use such Intellectual Property Rights and Proprietary Information. Neither the Company nor its Subsidiaries are a party to any pending litigation, whether before the ordinary courts or before administrative or other courts or arbitrators, and no such litigation is threatened by or against the Company and its Subsidiaries with respect to Intellectual Property Rights. The conduct of the Business of the Company and its Subsidiaries does not infringe upon the intellectual property rights of any other Person.

   Section 3.21. Contracts. The contracts listed and described in Schedule
3.21 constitute all of the contracts, agreements or commitments of the Company and its Subsidiaries, except those contracts, agreements or commitments entered into in the ordinary course of business which do not have a contractual value in excess of Lit. 100,000,000 (the "Material Contracts"). Each of the Material Contracts is in full force and effect, unamended, and, at the date hereof, there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. The Company and its Subsidiaries have not violated or breached, in any material respect, any of the terms or conditions of any Material Contract, and all the covenants to be performed by any other party thereto have been fully performed.

   Section 3.22. Title to the Property and Assets. Except as set forth in
Schedule 3.22, the Company and its Subsidiaries have good and marketable title to and legal and beneficial ownership of all their respective properties and assets, free and clear of all Liens. All Liens granted by the Company and its Subsidiaries to secure fully repaid loan agreements, overdraft, discount notes or other credit facilities have been duly canceled. The Company and its Subsidiaries have obtained the consent from the relevant bank institutions for the cancellation of the registered mortgages pertaining to Loans and obligations fully reimbursed. No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from the Company or its Subsidiaries of any of their respective properties or assets.

   Section 3.23. Condition of Assets. All of the property and assets owned or used by each of the Company and its Subsidiaries are in good operating condition and are in a state of good repair and maintenance, having regard to the age and use thereof, reasonable wear and tear excepted. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than seven days) of the Business due to inadequate maintenance of any of the property and assets owned and used by each of the Company and its Subsidiaries.

   Section 3.24. Customers and Suppliers. (a) Except as set forth in Schedule 3.24, no customer has notified or otherwise indicated to the Seller, the Company or any of its Subsidiaries that it will stop, or decrease the rate of, its purchases of materials, products or services from the Company and its Subsidiaries, and no customer has, during the year ending December 31, 1999, ceased or materially decreased its purchases of any such materials, products or services from the Company or any of its Subsidiaries.

   (b) No supplier has notified or otherwise indicated to the Seller, the Company or any of its Subsidiaries that it will stop, or decrease the rate of, or, other than publicly announced generally applicable price increases, materially increase the cost of, its supply of materials, products or services used by the Company or any of its Subsidiaries, and no supplier has, during the year ending December 31, 1999, ceased, materially decreased the rate of or materially raised the cost of, any such materials, products or services.

   Section 3.25. Brokers. No Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Company or the Seller in connection with this Agreement or any of the transactions contemplated hereby.

   Section 3.26. Absence of Questionable Payments. Neither the Company or any Subsidiary nor any Affiliate, director, officer, employee, agent, representative or other Person acting on behalf of the Company or any Subsidiary has: (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities to government officials or others, or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

   Section 3.27. Transactions with Affiliates. To the Seller's best knowledge, no director or executive officer of the Company or any of its Subsidiaries (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company or any of its Subsidiaries is using or the use of which is necessary for its respective business or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.

   Section 3.28. Registration Statement; Prospectus/Proxy Statement. None of the information supplied by the Company or the Seller for inclusion in the registration statement under the Securities Act of 1933, as amended, registering the Purchaser Common Stock to be issued pursuant to the Agreement (such registration statement, as amended by any amendments thereto, being referred to herein as the "Registration Statement") or the prospectus/proxy statement to be sent to the stockholders of the Purchaser in connection with the special meeting of stockholders of the Purchaser at which such stockholders will be asked to approve the Amended and Restated Certificate and the issuance of Purchaser Common Stock pursuant to this Agreement (the "Purchaser Special Meeting") (such prospectus/proxy statement, as amended by any amendments thereto, being referred to herein as the "Prospectus/Proxy Statement"), including all amendments and supplements to the Registration Statement and Prospectus/Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Proxy Statement, on the date or dates the Prospectus/Proxy Statement is first mailed to the Purchaser stockholders and on the date of the Purchaser Special Meeting, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   Section 3.29. Year 2000. To the extent that any functionality of any computer system used by the Company or any of its Subsidiaries is dependent upon or interdependent with the use or specification of any calendar date, the Company and its Subsidiaries have used commercially reasonable efforts (including without limitation seeking written confirmations from all material vendors that such vendors' computer systems are "Year 2000 Compliant") in implementing and have implemented, a plan pursuant to which any such computer system shall be "Year 2000 Compliant", except where failure to do so will not result in a Company Material Adverse Change. For purposes of this Agreement, the term "Year 2000 Compliant" means that neither the performance nor the functionality of such computer systems shall be materially affected by dates in, into and between the 20th and 21st centuries. To be deemed "Year 2000 Compliant", such computer systems shall conform in all material respects to the following basic requirements: (i) no value for a current date shall cause any interruption in the operations of the Company or any of its Subsidiaries (or of the Company's or its Subsidiaries' vendors) in which computer systems are used; and (ii) any date-based functions shall operate and perform in a consistent manner for date in, into and between the 20th and 21st centuries and such computer systems shall calculate, manipulate and represent dates correctly, although no such computer systems shall use particular date values for special meanings.

   Section 3.30. Indemnity under 1998 Stock Agreement. To the best knowledge of the Seller, neither party to that certain Stock Purchase Agreement dated July 29, 1998 (the "1998 Stock Agreement") between Carlo Petrini and Vertical Capital, Ltd. has made any claim for indemnity from the other party pursuant to the terms of the 1998 Stock Agreement. Seller is not aware of any contest, challenge, dispute or claim respecting the transactions contemplated by the 1998 Stock Agreement.

   Section 3.31. Full Disclosure. All the financial and business and other information, provided by the Seller, the Company and its Subsidiaries to the Purchaser are accurate, complete and correct in all material respects. Neither this Agreement nor any document to be delivered pursuant to this Agreement by the Seller, the Company or its Subsidiaries nor any certificate, report, statement or other document furnished by the Seller, the Company or its Subsidiaries in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of the Seller, that could reasonably be expected to have a material adverse effect on the assets, business, earnings, properties or conditions (financial or otherwise) of the Company and its Subsidiaries that has not been disclosed to the Purchaser in writing.

                                  ARTICLE IV
            REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

   The Purchaser represents and warrants to the Seller as follows:

   Section 4.1. Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority, corporate and other, to own or lease its property and assets and to carry on its business as presently conducted. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Purchaser Material Adverse Change. The Purchaser has previously provided to the Seller true and complete copies of its Amended and Restated Certification of Incorporation (the "Amended and Restated Certificate") and by-laws and any amendments thereto.

   Section 4.2. Authorization; Execution and Delivery; Enforceability. The Purchaser has full power and authority, corporate and other, to execute and deliver this Agreement and, upon obtaining the requisite approval of the holders of Purchaser Common Stock at the Purchaser Special Meeting of stockholders or any adjournment thereof with respect to the Amended and Restated Certificate of the Purchaser and the issuance of shares of Purchaser Common Stock pursuant to this Agreement, to perform its obligations hereunder, all of which will have been duly authorized by all requisite corporate action. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Purchaser, and except as stated in the preceding sentence, no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser and, subject to stockholder approval as aforesaid, constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

   Section 4.3. Capitalization of the Purchaser. (a) As of September 30, 1999, the Purchaser's authorized capital stock consisted solely of (i) 50,000,000 shares of Purchaser Common Stock, of which (A) 9,875,569 shares were issued and outstanding, (B) 248,255 shares were issued and held in treasury and (C) 6,171,726 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by the Purchaser and (ii) 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Purchaser Preferred Stock"), of which 2,000 shares of Series B Convertible Preferred Stock were issued and outstanding. Each outstanding share of Purchaser Common Stock is, and all shares of Purchaser Common Stock to be issued in connection with the transactions contemplated hereby will be, duly authorized and validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and each outstanding share of Purchaser Common Stock has not been, and all shares of Purchaser Common Stock to be issued in connection with the transactions contemplated hereby will not be subject to or issued in violation of any preemptive or similar rights. The shares of Purchaser Common Stock are registered under the Exchange Act. As of September 30, 1999, except as set forth above or in the "Purchaser SEC Documents" (as defined herein), the Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Purchaser Common Stock or Purchaser Preferred Stock or any other equity securities of the Purchaser or any securities representing the right to purchase or otherwise receive any shares of Purchaser Common Stock or Purchaser Preferred Stock.

   (b) Schedule 4.3 sets forth a list of all of the Subsidiaries of the Purchaser. The Purchaser owns directly or indirectly each of the outstanding shares of capital stock of each of its Subsidiaries free and clear of any Liens.

   Section 4.4. Non-Contravention. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder will, subject to obtaining the requisite approval of the Amended and Restated Certificate and the issuance of the shares of Purchaser Common Stock pursuant to this Agreement by the Purchaser, (i) contravene any provision contained in the Purchaser's Amended and Restated Certificate or by-laws, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any Applicable Law, in each case to which it is a party or by which it is bound or to which any of its assets or properties are subject, (iii) result in the creation or imposition of any Liens on any of its assets or properties, (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any of its obligations, except where in the case of (i),
(ii), (iii) or (iv) such violation, contravention, Lien or acceleration would not reasonably be expected to result in a Purchaser Material Adverse Change.

   Section 4.5. No Consents. Except for actions to be taken in connection with (a) the filing of the amendment to the Amended and Restated Certificate,
(b) the filing and effectiveness of the Registration Statement, (c) the filings required under and in connection with the applicable requirements of the HSR Act, (d) filings required pursuant to any state securities or "blue sky" laws, (e) filings and other matters relating to the listing on Nasdaq of the shares of Purchaser Common Stock required to be issued pursuant to this Agreement, (f) filings and approvals as may be required under Italian and EU antitrust laws, (g) approval by the stockholders of Purchaser of the issuance of Purchaser Common Stock required to be issued pursuant to this Agreement and other related matters and (h) any other filings, notices, disclosures or registrations set forth on Schedule 4.5, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser.

   Section 4.6. Board Recommendation. The Board of Directors and the Special Committee of the Board of Directors of the Purchaser have, by a unanimous vote at the meetings of the Board of Directors and Special Committee duly each held on November 2, 1999, approved and adopted this Agreement and the transactions contemplated hereby. At such meetings, the Board and the Special Committee recommended that the holders of Purchaser Common Stock approve the Amendment to the Amended and Restated Certificate and the issuance of shares of Purchaser Common Stock pursuant to this Agreement.

   Section 4.7. Registration Statement; Prospectus/Proxy Statement. None of the information supplied by the Purchaser for inclusion in, and none of the information regarding the Purchaser and its subsidiaries incorporated by reference in, the Registration Statement or the Prospectus/Proxy Statement, including all amendments and supplements thereto, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective, and, in the case of the Prospectus/Proxy Statement, on the date or dates the Prospectus/Proxy Statement is first mailed to the Purchaser's stockholders and on the date of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement and the Prospectus/Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be.

   Section 4.8. SEC Filings. (a) The Purchaser has filed with the Commission all required forms, reports and documents required to be filed by it with the Commission since March 26, 1997 (collectively, the "Purchaser SEC Reports"), all of which, when filed (in the case of forms, reports and documents filed pursuant to the Exchange Act) or when declared effective (in the case of registration statements filed pursuant to the Securities Act), complied as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates, the Purchaser SEC Reports (including documents included as exhibits thereto or incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) The Purchaser will deliver to the Seller as soon as they become available, true and complete copies of any report or statement mailed by the Purchaser to its security holders generally or filed by it with the Commission, in each case subsequent to the date hereof and prior to the Closing Date. As of their respective dates, such reports and statements (excluding any information therein provided by the Company and the Seller, as to which the Purchaser makes no representation) will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and will further comply in all material respects with all applicable requirements of law, except for such failures to comply as to form, untrue statements or omissions or further failures to comply which would not be reasonably likely to result in, individually or in the aggregate, a Purchaser Material Adverse Change. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Purchaser and its subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and in accordance with all applicable published accounting requirements under the Securities Act and the Exchange Act, and will fairly present in all material respects the consolidated financial position of the Purchaser and its subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows of the Purchaser and its subsidiaries for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent that they may not include footnotes or may be condensed or summary statements); provided, however, that any pro forma financial statements will not necessarily be indicative of the consolidated financial position of the Purchaser and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Purchaser and its subsidiaries for the periods indicated.

   Section 4.9. Opinions of Financial Advisors. The Purchaser has received the written opinion of Royce Investment Group, its financial advisor, to the effect that, as of the date of this Agreement, the number of shares of Purchaser Common Stock to be issued pursuant to the terms of this Agreement is fair to the Purchaser stockholders from a financial point of view. The Purchaser has heretofore provided copies of such opinion to the Seller.

   Section 4.10. Brokers. Except for Royce Investment, Inc., no Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

                                  ARTICLE V
                           COVENANTS AND AGREEMENTS

   Section 5.1. Access and Information. (a) Prior to the Closing, and except for disclosures which would cause the Company to waive the attorney-client privilege or otherwise violate Applicable Law or any material confidentiality agreement, the Purchaser shall be entitled to make or cause to be made such investigation of the Company, and the financial and legal condition thereof, as the Purchaser deems necessary or advisable, and the Seller shall cause the Company to cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, the Seller shall cause the Company to (a) permit the Purchaser and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of the Company upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to the Purchaser such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the Company and its businesses as the Purchaser shall request from time to time, (c) cause the Company's accountants to furnish to the Purchaser and its accountants access to all work papers relating to any of the periods covered by financial statements provided by the Company to the Purchaser hereunder and (d) furnish to the Purchaser's financial advisor complete and accurate information comparable to the types of information heretofore furnished by the Purchaser to the Purchaser's financial advisor in connection with the transactions contemplated hereby and such other information as such financial advisor may reasonably request in order to perform its financial advisory role on behalf of the Purchaser.

   (b) Prior to the Closing, and except for disclosures which would cause the Purchaser or any of its subsidiaries to waive the attorney-client privilege or otherwise violate any Applicable Laws or any material confidentiality agreement, the Purchaser shall provide complete and accurate information to the Seller and its representatives in response to reasonable requests for information made in order to enable the Seller to make such investigation of the Purchaser and the financial and legal condition thereof, as the Seller deems necessary or advisable.

   (c) Prior to the Closing, neither party hereto shall use any information provided to it in confidence for any purposes unrelated to this Agreement. Except with respect to publicly available documents, in the event that this Agreement is terminated, (i) the Purchaser will return to the Seller all documents obtained by them from the Seller or the Company in confidence and any copies thereof in the possession of the Purchaser or its agents and representatives or, at the option of the Purchaser, the Purchaser shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to the Seller and (ii) the Seller will return to the Purchaser all documents obtained by them from the Purchaser and its subsidiaries in confidence and any copies thereof in the possession of the Seller or its agents and representatives or, at the option of the Seller, the Seller shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to the Purchaser.

   (d) No investigation by any party hereto or hereafter made shall modify or otherwise affect any representations and warranties of the other party hereto, which shall survive any such investigation, or the conditions to the obligation of the parties hereto to consummate the transactions contemplated hereby.

   Section 5.2. The Seller'sAffirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, the Seller shall cause the Company and each of its Subsidiaries to:

   (a) conduct its business only in the ordinary and regular course of business consistent with past practices;

   (b) keep in full force and effect its corporate existence and all material rights, franchises, Intellectual Property Rights, Proprietary Information and goodwill relating or obtaining to its business;

   (c) endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and such employees, and continue to compensate such employees consistent with past practices;

   (d) maintain the Intellectual Property Rights and Proprietary Information so as not to affect adversely the validity or enforcement thereof; maintain the other assets of the Company and its Subsidiaries in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; and in the event of any casualty, loss or damage to any of the assets of the Company or any of its Subsidiaries repair or replace such assets with assets of comparable quality;

   (e) maintain the books, accounts and records of the Company and its Subsidiaries in accordance with Italian GAAP, to the extent applicable, consistent with past practices;

   (f) use its best efforts to obtain all authorizations, consents, waivers, approvals or other actions necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to the Purchaser's obligation to close to be satisfied; and

   (g) promptly inform the Purchaser in writing of any material breach of or change in the representations and warranties contained in Article III.

   Section 5.3. Purchaser's Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, the Purchaser shall, and the Purchaser shall cause each of its subsidiaries to:

   (a) conduct its business only in the ordinary and regular course of business consistent with past practices, provided that the Purchaser shall have the right to dispose of the assets relating to its current business upon written consent of the Seller which shall not be unreasonably withheld;

   (b) maintain the books, accounts and records of the Purchaser and its subsidiaries in accordance with U.S. GAAP, to the extent applicable, consistent with past practices;

   (c) use its best efforts to obtain all authorizations, consents, waivers, approvals or other actions necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to the Seller's obligation to close to be satisfied; and

   (d) promptly inform the Seller in writing of any material breach of or change in the representations and warranties contained in Article IV hereof.

   Section 5.4. The Seller's Negative Covenants. (a) Prior to the Closing, without the prior written consent of the Purchaser or as otherwise expressly provided herein, the Seller will not, and will cause the Company and its Subsidiaries not to:

     (i) take any action or omit to take any action which would result in the Company's or any of its Subsidiaries' (A) incurring any trade accounts payable outside of the ordinary course of business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the ordinary course of business; (B) increasing any of its indebtedness for borrowed money except in the ordinary course of business; (C) guaranteeing the obligations of any entity other than its Subsidiaries; (D) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (E) increasing or decreasing the rate or type of compensation payable to any officer, director, employee or consultant of the Company or any of its Subsidiaries (other than regularly scheduled increases in base salary and annual bonuses consistent with prior practice); (F) other than in the ordinary course of business, entering into or amending any collective bargaining agreement, or creating or modifying any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increasing the level of benefits under any such plan, or extending the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit; (G) making any representation to anyone indicating any intention of the Purchaser or its subsidiaries to retain, institute, or provide any employee benefit plans; (H) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, shares of the capital stock of the Company or any of its Subsidiaries; (I) selling or disposing of any assets otherwise than in the ordinary course of business of the Company and its Subsidiaries; (J) making any capital expenditures other than in the ordinary course of business consistent with past practices and in no event in excess of US $100,000 in the aggregate; (K) issuing any shares of the capital stock of any kind of the Company or any of its Subsidiaries, transferring from the treasury of the Company or any of its Subsidiaries any shares of the capital stock of the Company or its Subsidiaries or issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating the Company or any of its Subsidiaries to issue, or to transfer from treasury, any shares of capital stock of any class or kind, or securities convertible into any such shares; (L) modifying, amending or terminating any material contract other than in the ordinary course of business consistent with past practices; or (M) entering into any other transaction outside of the ordinary course of business;

     (ii) change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by Italian GAAP as advised by the Company's regular independent accountants;

     (iii) take any action that would likely result in the representations and warranties set forth in Article III (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

     (iv) incur or create any Liens on assets;

     (v) except as contemplated herein, take any action or omit to take any action which would prejudice the Purchaser's rights to consummate each of the transactions contemplated by this Agreement or to compel performance of each of the obligations of the Seller under this Agreement;

     (vi) take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Company Material Adverse Change;

     (vii) agree or commit to take any action precluded by this Section 5.4.

   (b) Prior to the Closing, without the prior written consent of the Purchaser or as otherwise expressly provided herein, the Seller will not:

     (i) enter into any contract, agreement or commitment or take any other action which, if entered into or taken prior to the date of this Agreement, would cause any representation or warranty of the Seller to be untrue or be required to be disclosed on one or more Schedules referred to in Article III;

     (ii) take or omit to be taken any action, or permit its Affiliates to take or to omit to take any action, which could reasonably be expected to result in a Company Material Adverse Change; or

     (iii) agree or commit to take any action prescribed by this Section 5.4.

   Section 5.5. Purchaser's Negative Covenants. Prior to the Closing, without the prior written consent of the Seller or as otherwise expressly provided herein, the Purchaser will not, and the Purchaser will cause its subsidiaries not to:

   (a) change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by U.S. GAAP as advised by Purchaser's regular independent accountants;

   (b) take any action, except as otherwise provided herein, that would likely result in the representations and warranties set forth in Article IV (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

   (c) except as contemplated herein, take any action or omit to take any action which would prejudice the Seller's rights to consummate each of the transactions contemplated by this Agreement or to compel performance of each of the obligations of the Purchaser under this Agreement;

   (d) except as contemplated herein, take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Purchaser Material Adverse Change; or

   (e) agree or commit to take any action precluded by this Section 5.5.

   Section 5.6. Closing Documents. The Seller shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to the Purchaser, the documents or instruments described in Section 6.2. The Purchaser shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Seller, the documents or instruments described in Section 6.3.

   Section 5.7. Transfer and Other Taxes. (a) The Purchaser shall pay any stamp, stock transfer, sales, purchase, use or similar tax under the laws of any Governmental Authority arising out of or resulting from the purchase of the Shares. The Purchaser shall prepare and file the required tax returns and other required documents with respect to the taxes and fees required to be paid by them pursuant to the preceding sentence.

   (b) The Seller shall (i) prepare and file all income tax returns reporting the income of the Seller arising on the Closing Date from the sale to the Purchaser of the Shares, (ii) be responsible for the conduct of all tax examinations relating to the tax returns referred to in (i) above, and (iii) pay all taxes owing with respect to the tax returns referred to in (i) above.

   Section 5.8. Employment Agreements. Prior to the Closing Date, Jacob Agam and Lucio De Luca will have executed and delivered to the Company employment agreements satisfactory to Purchaser (the "New Employment Agreements").

   Section 5.9. Public Announcements. Unless otherwise required by Applicable Laws or requirements of Nasdaq (and in that event only if time does not permit), at all times prior to the earlier of the Closing Date or termination of this Agreement pursuant to Section 7.1, the Purchaser and the Seller shall (and the Seller shall cause the Company to) consult with each other before issuing any press release with respect to the transactions contemplated hereby and shall not issue any such press release prior to such consultation.

   Section 5.10. Purchaser Special Meeting. Subject to Article VII, the Purchaser shall take all action in accordance with the federal securities laws, the Delaware General Corporation Law, the Purchaser's Amended and Restated Certificate and by-laws, as amended, necessary to convene the Purchaser Special Meeting to be held on the earliest practical date, and to obtain the consent and approval of the Purchaser's stockholders with respect to this Agreement and the transactions contemplated hereby, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to the Purchaser's stockholders.

   Section 5.11. Preparation of the Prospectus/Proxy Statement and the Registration Statement. The Purchaser shall, as soon as is reasonably practicable, prepare the Prospectus/Proxy Statement to be included in the Registration Statement. The Seller shall cause the Company to cooperate with the Purchaser in providing to the Purchaser such consolidated financial statements, financial data and accountant's reports as the Purchaser shall reasonably request with respect to the filing of the Registration Statement and the Prospectus/Proxy Statement. Once both parties consent to the filing of the Prospectus/Proxy Statement with the SEC (which consent shall not be unreasonably withheld), the Purchaser shall file the Prospectus/Proxy Statement with the SEC, which filing shall be made on a confidential basis to the extent permitted by the regulations of the SEC with respect to such filings. Prior to the mailing of the Proxy Statement included in the Prospectus/Proxy Statement, Gianni, Origoni & Partners, counsel to the Company and the Seller, shall deliver its opinion, dated as of the mailing date, in such form as shall be reasonably satisfactory to Purchaser. The Purchaser shall prepare and file the Registration Statement with the SEC as soon as is reasonably practicable following clearance of the Prospectus/Proxy Statement by the SEC and reasonable approval of the Prospectus/Proxy Statement by the Purchaser, and the Seller shall cause the Company to use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the Closing Date. If, at any time prior to the Closing Date, the Purchaser or the Seller shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Proxy Statement, the party obtaining such knowledge will promptly so advise the other parties in writing and the Purchaser and the Seller shall (and the Seller shall cause the Company to) promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Proxy Statement. The Seller shall cause the Company to promptly furnish to the Purchaser all financial and other information concerning it as may be required for the Prospectus/Proxy Statement and any supplements or amendments thereto. The Purchaser and the Seller shall (and the Seller shall cause the Company to) cooperate in the preparation of the Prospectus/ Proxy Statement in a timely fashion and shall use all reasonable efforts to clear the Prospectus/Proxy Statement and the Registration Statement with the staff of the SEC. Promptly after the Registration Statement is declared effective by the SEC, the Purchaser shall use all reasonable efforts to mail at the earliest practicable date to its stockholders the Prospectus/Proxy Statement, which shall include all information required under Applicable Law to be furnished to the Purchaser's stockholders in connection with the transactions contemplated thereby and shall include the recommendation of the Board of Directors and the Special Committee of the Board of Directors of the Purchaser to the extent not previously withdrawn and the written opinion of Royce Investment Group described in Section 4.9. The Purchaser also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified or submitting to taxation in any jurisdiction in which it is not subject to taxation) required to be taken under any applicable state securities laws in connection with the issuance of Purchaser Common Stock, pursuant to the terms of this Agreement.

   Section 5.12. Nasdaq Listing. The Purchaser shall use its reasonable efforts to cause the Purchaser Common Stock issuable pursuant to the terms of this Agreement to be approved for listing on Nasdaq prior to the Closing Date.

   Section 5.13. Non-Competition and Confidentiality Agreement. Neither the Seller nor its Affiliates will (a) for a period ending the earlier of five years after the Closing Date or such time as Purchaser consummates a Termination Transaction (as hereinafter defined), directly or indirectly, anywhere in the world engage in the manufacture or distribution of animal feed, flour or pasta products; or (b) for a period of five years after the Closing Date, directly or indirectly employ, engage, contract for or solicit the services in any capacity of any Person who is employed by the Company on the date hereof, unless the employment of such Person is terminated by the Purchaser prior to any solicitation of employment or employment; or (c) use for its own benefit or divulge or convey to any third party, any Confidential Information (as hereinafter defined) relating to the Company or any of its Subsidiaries. For purposes of this Agreement, (i) "Termination Transaction" shall mean (x) the merger or consolidation of Purchaser with another corporation which is not Affiliated with Purchaser or Seller where the stockholders of Purchaser, immediately prior to the merger or consolidation, do not beneficially own immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such shareholders to the majority of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of such corporation would be entitled in the election of directors, or (y) the sale or disposition of all or substantially all of the assets or equity of Purchaser to a corporation not Affiliated with Purchaser or Seller and (ii) "Confidential Information" consists of all information, knowledge or data relating to the Company or any of its Subsidiaries including, without limitation, customer and supplier lists, formulae, trade know-how, processes, secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans and all other information relating to the operation of the Company not in the public domain or otherwise publicly available. Information which enters the public domain or is publicly available loses its confidential status hereunder so long as neither the Seller nor its Affiliates directly or indirectly cause such information to enter the public domain.

   The Seller acknowledges that the restrictions contained in this Section
5.13 are reasonable and necessary to protect the legitimate interests of the Purchaser and that any breach by the Seller of any provision hereof will result in irreparable injury to the Purchaser. The Seller acknowledges that, in addition to all remedies available at law, the Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate. The Purchaser shall not be required to post any bond or other security in connection with any proceeding to enforce this Section 5.13.

   Section 5.14. Best Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the Purchaser and the Seller shall (and the Seller shall cause the Company to) use their respective best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Purchaser and the Seller shall (and the Seller shall cause the Company to) take all such action without any further consideration therefor.

   Section 5.15. Third Party Proposals. Neither the Seller nor any Affiliate of the Seller shall (nor shall the Seller cause the Company or any of its Affiliates) to solicit or encourage inquiries or proposals with respect to, or, except as required by law or a fiduciary obligation in the written opinion of counsel, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, the Company or any of its Subsidiaries or any business combination with the Company or any of its Subsidiaries other than as contemplated by this Agreement (each, an "Acquisition Proposal"). The Seller shall notify the Purchaser immediately if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Seller, the Company or any of its Subsidiaries. The Seller and its Affiliates shall (and the Seller shall cause the Company and its Affiliates to) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal. If any Person (other than the Purchaser or their respective agents and representatives) has been provided with any confidential information or data relating to an Acquisition Proposal, the Seller shall cause such information or data to be immediately returned to it. The Seller shall and the Seller shall cause the Company and their respective officers, directors, agents, advisors and Affiliates to comply with the provisions of this Section 5.15.

   Section 5.16. Hart-Scott-Rodino Filings. As soon as practicable, but in no event more than seven (7) Business Days from the date hereof, the Purchaser and the Seller shall file with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") the notification and report form (the "Report") required under the HSR Act, with respect to the transactions contemplated hereby. Each of the Purchaser and the Seller shall (and the Seller shall cause the Company to) cooperate with each other to the extent necessary to assist the Seller and the Purchaser in the preparation of the Report, shall request early termination of the waiting period required by the HSR Act and, if requested, will promptly amend or furnish additional information thereunder if requested by the Antitrust Division and/or the FTC.

   Section 5.17. Affiliates of the Company. The Seller shall cause each person who may be on the Closing Date or was on the date hereof an "affiliate" of the Company for purposes of Rule 145 under the Securities Act, to execute and deliver to the Purchaser no less than five days prior to the date of the Closing, the written undertakings in the form attached hereto as Exhibit A (the "Affiliate Letter"). No later than ten days prior to the date of the Closing, Seller, after consultation with its outside counsel, shall provide the Purchaser with a letter (reasonably satisfactory to the Purchaser's counsel) specifying all of the persons or entities who, in the Seller's opinion, may be deemed to be "affiliates" of the Company under the preceding sentence. The foregoing notwithstanding, the Purchaser shall be entitled to place legends as specified in the Affiliate Letter on the certificates evidencing any shares of the Purchaser Common Stock to be received by (i) any such "affiliate" of the Company specified in such letter or (ii) any person the Purchaser reasonably identifies (by written notice to the Seller and the Company) as being a person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for Purchaser Common Stock, consistent with the terms of the Affiliate Letter, regardless of whether such person has executed the Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence.

   Section 5.18. Purchaser's Post Closing Covenants. (a) For so long as Spigadoro (or its current shareholders), their respective Affiliates and Carlo Petrini collectively hold at least (i) 50% of the outstanding shares of Purchaser Common Stock, Spigadoro or its assignee shall have the right, but not the obligation, to nominate 50% of the members of the management slate for election to the Purchaser's Board of Directors by the stockholders of the Purchaser, (ii) 25% of the outstanding shares of Purchaser Common Stock, Spigadoro or its assignee shall have the right, but not the obligation, to nominate 25% of the members of the management slate for election to the Purchaser's Board of Directors by the stockholders of the Purchaser and (iii) 10% of the shares of Purchaser's Common Stock, Spigadoro or its assignee shall have the right, but not the obligation, to nominate a single member of the management slate for election to the Purchaser's Board of Directors by the stockholders of the Purchaser. In each case, the Purchaser agrees to use its best efforts to ensure that such person or persons are duly elected.

   (b) At the Closing Date, Seller and/or its Affiliates will have pledged 6,000,000 shares of Purchaser Common Stock (the "Pledged Stock") as security for re-payment of certain of the Assumed Indebtedness identified as item 4 on Schedule 2.2. In the event that Purchaser should default on such indebtedness and the creditor should forclose, in whole or in part, upon the Pledged Stock, Purchaser agrees to promptly issue replacement shares ("Additional Shares") of Purchaser Common Stock to Seller on a share for share basis. At the time of issuance, the Additional Shares will not be registered for re-sale or distribution by the Seller under the Securities Act and applicable state securities or "blue sky" laws. Accordingly, the Seller may not pledge, transfer, sell or otherwise dispose of any of the Shares (or any interest therein) unless such transfer or disposition is registered under the Securities Act and such laws or an exemption from registration is available with respect thereto. In order to perfect an exemption from registration for the issuance of the Shares to the Seller, at the time of issuance thereof and as a condition precedent thereto, the Seller will be required to represent and warrant to the Purchaser that, among other things,
(i) it is an "accredited investor" as such term is defined pursuant to the Securities Act, (ii) it has sufficient sophistication and experience to evaluate an investment in the Purchaser, (iii) an investment in the Shares is suitable for it, and (iv) it understands the nature of the restrictions on their ability to effect a transfer or disposition of the Additional Shares. The Seller also will be obligated to agree to other customary provisions designed to ensure that no transfer or disposition of the Additional Shares will occur in violation of the Securities Act. In the event that the Seller seeks to distribute Additional Shares to its stockholders, any approval of such transfer will be conditioned upon, among other things, (i) receipt of an opinion of counsel to the Seller in form and substance satisfactory to the Purchaser to the effect that such distribution may be effected without violation of the Securities Act and any applicable state securities laws, and
(ii) receipt of an agreement from such stockholders to be bound by the provisions hereof.

   Section 5.19. Financial Statements for a Current Report on Form 8-K. (a) Prior to the Closing, the Seller shall cause the Company to provide to the Purchaser, regardless of when the Closing occurs, (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1999 and 1998, (ii) audited consolidated statements of income, cash flows and changes in shareholders' equity of the Company and its Subsidiaries for the years ended December 31, 1999, 1998 and 1997, (iii) an unqualified report with respect to such audited financial statements by the Accountants, which report shall be in form and substance reasonably satisfactory to the Purchaser, and (iv) unaudited consolidated balance sheets of the Company and its Subsidiaries and unaudited consolidated statements of income, cash flows and changes in shareholders' equity of the Company and its Subsidiaries necessary for the filing of the Purchaser's current report on Form 8-K. Such financial statements shall be prepared in accordance with U.S. GAAP, consistently applied, and shall conform in all material respects to all provisions of the SEC's Regulation S-X, so that such financial statements meet the requirements for filing by Purchaser with the SEC.

   (b) At the Closing, the Seller shall cause the Accountants to deliver to the Purchaser an executed consent, in form and substance reasonably satisfactory to the Purchaser and suitable for filing by the Purchaser with the SEC, which consent shall authorize the Purchaser to file with the SEC the report delivered pursuant to paragraph (a) above.

   (c) Prior to the Closing, the Seller shall cause the Company to cooperate with the Purchaser in providing to the Purchaser such consolidated financial statements, financial data and accountants' reports as the Purchaser shall reasonably request with respect to any filing that the Purchaser shall make under the Securities Act or the Exchange Act.

                                  ARTICLE VI
                            CONDITIONS TO CLOSING

   Section 6.1. Conditions to the Obligations of Each Party. The obligations of the Purchaser and the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by each party, to the extent permitted by law) of the following conditions:

   (a) The issuance of the shares of Purchaser Common Stock to be issued hereunder shall have been approved by the Purchaser's stockholders in the manner required by any Applicable Law and the applicable rules of Nasdaq.

   (b) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the transactions contemplated by this Agreement or which would result in a Purchaser Material Adverse Change or a Company Material Adverse Change after the Closing Date and after giving effect to consummation of the transactions contemplated by this Agreement.

   (c) The waiting period required by the HSR Act, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division, shall have expired or been terminated by the FTC and the Antitrust Division.

   (d) The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.

   Section 6.2. Conditions to the Purchaser's Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at the Closing of each of the following conditions:

   (a) All representations and warranties made by the Seller in this Agreement and the Schedules hereto shall be true, correct and complete on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Seller shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement on or prior to or at the Closing.

   (b) There shall have been no (i) Company Material Adverse Change, or any development which could reasonably be expected to result in a prospective Company Material Adverse Change, or (ii) material damage, destruction or loss to the Company's assets, regardless of insurance coverage.

   (c) (i) All authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby shall have been obtained and shall be in full force and effect; (ii) the Seller and shall cause the Company to have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by the Company under any contract to which the Company is party or for the continuation of any agreement to which the Company is a party; and (iii) all authorizations, consents, waivers, approvals or other actions necessary to permit the Purchaser to own the Shares shall have been obtained and shall be in full force and effect.

   (d) The Purchaser shall have completed its investigation of the Company and the Purchaser shall be satisfied in their sole discretion with the condition of the Company and its future prospects.

   (e) Prior to or at the Closing, the Seller shall have (i) delivered such documents and instruments acceptable to Purchaser and its counsel so as to transfer all rights, title and interest in the name "Spigadoro" and all variations thereof, it being the intent of the Seller and the Purchaser that from and after the Closing Date, the Purchaser will have the sole right as against the Seller and all other persons to conduct any business under such name and that the Purchaser may commence doing so immediately on and after the Closing Date, and (ii) amended its organizational documents to change its corporate name to a name that does not include the word "Spigadoro".

   (f) Prior to or at the Closing, the Seller shall (and the Seller shall have caused the Company to) deliver such other closing documents as shall be requested by the Purchaser in form and substance acceptable to the Purchaser's counsel, including the following:

     (i) a certificate of the President or a Vice President of the Seller, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) the conditions specified in Section 6.2(a), (b) and (c) have been satisfied;

     (ii) a certificate of the Secretary or Assistant Secretary of the Seller, dated the Closing Date, as to the incumbency of any officer of the Seller executing this Agreement or any document related thereto and covering such other matters as the Purchaser may reasonably request;

     (iii) a certified copy of (1) the Certificate of Incorporation and by-laws of the Seller and all amendments thereto and (2) a certified copy of the resolutions of the Seller's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

     (iv) an opinion of Gianni, Origoni & Partners, counsel to the Company and the Seller, dated the Closing Date, in such form as shall be reasonably satisfactory to Purchaser;

     (v) the Affiliate Letters pursuant to Section 5.17;

     (vi) The Purchaser shall have received from each of Rothstein, Kass & Company, P.C. and Reconta Ernst & Young, S.p.A. (i) a letter dated as of the date of the mailing of the Proxy Statement/Prospectus and (ii) a letter dated as of the effective date of the Registration Statement on Form S-4 ("Registration Statement"), each addressed to the Purchaser, (a) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (b) stating, as of the date of the letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus/Proxy Statement and the prospectus contained in the Registration Statement, as the case may be, as of a date not more than five days prior to the date of the letter), the conclusions and findings of such firm with respect to the financial information contained in the documents referred to above.

     (vii) such other documents or instruments as Purchaser or the Purchaser reasonably requests to effect the transactions contemplated hereby.

   (g) The Purchaser shall have received the executed Employment Agreements referenced on Schedule 5.8.

   Section 6.3. Conditions to the Seller's Obligations. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

   (a) All representations and warranties made by the Purchaser in this Agreement shall be true, correct and complete on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Purchaser shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at the Closing.

   (b) There shall have been no (i) Purchaser Material Adverse Change, or any development which could reasonably be expected to result in a prospective Purchaser Material Adverse Change, or (ii) material damage, destruction or loss to the Purchaser's assets, regardless of insurance coverage.

   (c) All authorizations or approvals or other action required in connection with the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect.

   (d) Prior to or at the Closing, the Purchaser shall have delivered to the Seller such closing documents as shall be reasonably requested by the Seller in form and substance reasonably acceptable to its counsel, including the following:

     (i) a certificate of the Chairman of the Board and Chief Executive Officer of the Purchaser, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and
    (2) the conditions specified in Section 6.3(a) and (b) have been satisfied;

     (ii) a certificate of the Secretary or Assistant Secretary of the Purchaser, dated the Closing Date, as to the incumbency of any officer of the Purchaser executing this Agreement or any document related thereto and covering such other matters as the Seller may reasonably request;

     (iii) a certified copy of (1) the Amended and Restated Certificate and by-laws of the Purchaser and all amendments thereto and (2) the resolutions of the Board of Directors (or any committee thereof) of the Purchaser authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby;

     (iv) the shares of Purchaser Common Stock, as set forth in Section 2.2;
    and

     (v) such other documents or instruments as the Seller reasonably request to effect the transactions contemplated hereby.

                                 ARTICLE VII
                                 TERMINATION

   Section 7.1. Termination and Amendment. This Agreement may be terminated at any time prior to Closing as follows (notwithstanding any approval of this Agreement by the Purchaser's stockholders):

   (a) by mutual consent of the Seller and the Purchaser;

   (b) by the Purchaser if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall require the divestiture or cessation of any of the present business or operations conducted by the Purchaser and its subsidiaries or the Company and its Subsidiaries or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement the Purchaser determines, in its good faith judgment, to be materially burdensome or to deny to the Purchaser in any material respect the benefits intended to be obtained by the Purchaser pursuant to the transactions contemplated by this Agreement;

   (c) by either the Seller or the Purchaser if at the Purchaser Special Meeting (including any adjournment or postponement thereof) the requisite vote (under all Applicable Laws and the rules and regulations of Nasdaq) of the Purchaser's stockholders to approve the transactions contemplated hereby shall not have been obtained;

   (d) either the Seller or the Purchaser if any representation or warranty made in this Agreement for its benefit is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to termination if untrue in any respect); provided that, in each case, (a) the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement, (b) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach and (c) in the case of the Seller, except for the representations and warranties contained in Sections 3.1, 3.2, 3.6 and 3.15, and in the case of the Purchaser, except for the representations and warranties contained in Sections 4.1 and 4.2 such untrue representation and warranty has, or is reasonably likely to result in a Company Material Adverse Change or a Purchaser Material Adverse Change, as the case may be, and in each case after the Closing Date and after giving effect to consummation of the transactions contemplated by this Agreement;

   (e) by either the Seller or the Purchaser if the other party shall have defaulted in the performance of any material covenant or agreement under this Agreement; provided that, in each case, (a) the party seeking to terminate this Agreement has complied with its covenants and agreements under this Agreement in all material respects and (b) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;

   (f) by the Purchaser, in the event that the conditions to their obligations set forth in Article VI hereof have not been satisfied or waived;

   (g) by the Seller, in the event that the conditions to their obligations set forth in Article VI hereof have not been satisfied or waived; and

   (h) by either the Seller or the Purchaser if the transactions contemplated by this Agreement shall not have been consummated on or before April 30, 2000 (or such later date as may be agreed upon in writing by the parties hereto).

   Section 7.2. Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 hereof, all rights and obligations of the Seller and the Purchaser hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.1, 5.9 and 9.2, which shall survive the termination of this Agreement, and except nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.

   Section 7.3. Amendment. This Agreement may be amended by the parties hereto, at any time before or after adoption of this Agreement by the Purchaser's stockholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the Purchaser's stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 7.4. Extension; Waiver. At any time prior to the Closing Date, the Purchaser (with respect to the Seller) and the Seller (with respect to the Purchaser) by action taken or authorized by their respective Boards of Directors (or any committee thereof), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

   Section 8.1. Survival of Representations and Warranties. Except as set forth below, the representations and warranties provided for in this Agreement shall survive the Closing and remain in full force and effect for eighteen (18) months from the Closing Date for the benefit of the parties hereto and their successors and assigns. The representations and warranties provided for in Sections 3.15 (Litigation), 3.16 (Taxes) and 3.18 (Environmental) shall survive the Closing and remain in effect for the statute of limitations applicable to such matters. The representations and warranties provided for in Sections 3.7 (Title to Shares), 3.8 (Options, Warrants, etc.), and 3.25 (Brokers) shall survive the Closing and remain in full force and effect forever. The survival period of each representation or warranty as provided in this Section 8.1 is hereinafter referred to as the "Survival Period."

   Section 8.2. Indemnification. (a) The Seller, subject to the limitations set forth in Section 8.2(d), shall indemnify and hold harmless the Purchaser and its respective Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) (the "Damages") arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Seller in this agreement for the applicable Survival Period, and (ii) the breach by the Seller of any covenant or agreement to be performed by it hereunder.

   (b) The Purchaser subject to the limitations set forth in Section 8.2(d), shall indemnify and hold harmless the Seller and its respective Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser in this Agreement for the applicable Survival Period, or (ii) the breach by the Purchaser of any covenant or agreement to be performed by it hereunder.

   (c) Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an "Indemnifying Party" and any Person entitled to be indemnified pursuant to the provisions of this
Section 8.2 is hereinafter referred to as an "Indemnified Party."

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

   (d) Neither parties' indemnification obligation contained in Section 8.2(a) or (b) hereunder shall apply to any claim for Damages until the aggregate of all such claims of such party total US $250,000 in which event such party's indemnity obligation shall apply to the total amount in excess of US $250,000, subject to a maximum of US $75,000,000 for all claims in the aggregate. All such claims made during the relevant Survival Period shall be counted in determining whether the thresholds specified above have been achieved.

   (e) The Seller may elect to satisfy its indemnification obligation hereunder other than by payment of cash by returning to the Purchaser shares of Purchaser Common Stock issued in connection with this Agreement valued at the average closing price reported by the primary stock market or exchange on which the Purchaser Common Stock is traded for the ten (10) trading days prior to the date on which such payment is due.

   (f) The provisions of this Article VIII shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any inaccuracy in any representation or breach of any warranty made by the Purchaser or the Seller in this Agreement.

   Section 8.3. Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a "Third Party Claim"), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (i) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

   Section 8.4. Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party, without interest. In the event that the Indemnified Party is required to institute legal proceedings in order to recover Damages hereunder, the cost of such proceedings (including costs of investigation and reasonable attorneys' fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party.

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
                                  ARTICLE IX
                                MISCELLANEOUS

   Section 9.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

If to Purchaser           IAT Multimedia, Inc
                          70 East 55th Street
                          New York, NY 10022
                          Telephone: (212) 754-4445
                          Facsimile: (212) 754-4044
                          Attention: Jacob Agam

With a copy to:           Lowenstein Sandler PC
                          65 Livingston Avenue
                          Roseland, New Jersey 07068
                          Telephone: (973) 597-2500
                          Facsimile: (973) 597-2400
                          Attention: Steven M. Skolnick, Esq.

If to the Seller:         Gruppo Spigadoro N.V.
                          Strawinskylaan 1725, 1077 XX
                          Amsterdam, The Netherlands
                          Telephone: 31 305722306
                          Facsimile: 31 206647557
                          Attention: Marc S. Goldfarb

With a copy to:           Gianni, Origoni & Partners
                          00184 Roma
                          Via Quattro Fontane, 20
                          Italy
                          Telephone: (39) 06-478751
                          Facsimile: (39) 06-4871101
                          Attention: Mario Amoroso, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

   Section 9.2. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein (including without limitation legal fees, accounting fees and investment banking fees).

   Section 9.3. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

   Section 9.4. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. The Purchaser may assign all of its rights under this Agreement to any of its Affiliates; provided such Affiliate assumes all of the obligations of the Purchaser hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

   Section 9.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

   Section 9.6. Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

   Section 9.7. Entire Agreement. This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

   Section 9.8. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

   Section 9.9. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

   Section 9.10. No Strict Construction. Each of the Purchaser and the Seller acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

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

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                            GRUPPO SPIGADORO, N.V.

                                            By: /s/ Jacob Agam
                                                ---------------------------
                                                Name: Jacob Agam
                                                Title: Chairman


                                            IAT MULTIMEDIA, INC.

                                            By: /s/ Klaus Grissemann
                                                ---------------------------
                                                Name: Klaus Grissemann
                                                Title: Chief Financial Officer

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